Exhibit 99.2

Contact:	FOR RELEASE:
Tyler H. Rose	May 17, 2010
Executive Vice President and Chief Financial Officer
(310) 481-8484
or
Michelle Ngo
Vice President and Treasurer
(310) 481-8581

KILROY REALTY CORPORATION ANNOUNCES TENDER OFFER BY

KILROY REALTY, L.P. FOR ANY AND ALL OF KILROY REALTY, L.P.’S

OUTSTANDING 3.250% EXCHANGEABLE SENIOR NOTES DUE 2012

LOS ANGELES, May 17, 2010 – Kilroy Realty Corporation (NYSE:KRC) today announced the commencement of a cash tender offer by its operating partnership, Kilroy Realty, L.P., for any and all of Kilroy Realty, L.P.’s outstanding 3.250% Exchangeable Senior Notes due 2012 (the “Notes”). There is currently $298.0 million aggregate principal amount of the Notes outstanding. The tender offer will expire on June 15, 2010 at 5:00 p.m., New York City time, unless extended (the “Expiration Time”). The terms and conditions of the offer are set forth in an Offer to Purchase dated May 17, 2010 and related Letter of Transmittal, which together constitute the offer.

Kilroy Realty, L.P. will pay 100% of the principal amount for Notes that are validly tendered and not validly withdrawn on or prior to the Expiration Time and acquired pursuant to the offer. In addition, Kilroy Realty, L.P. will pay accrued and unpaid interest up to, but not including, the date of payment for the Notes, which is expected to be three business days following the Expiration Time, in respect of any Notes accepted for purchase in the offer.

The offer is subject to certain customary conditions, but is not conditioned on the tender of a minimum principal amount of Notes. Kilroy Realty, L.P. may extend or otherwise amend the offer at any time.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The offer is only being made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. The offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Kilroy Realty Corporation, Kilroy Realty, L.P., the dealer managers, the depositary, the information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the offer.

Kilroy Realty, L.P. has engaged J.P. Morgan Securities Inc., Banc of America Securities LLC and Barclays Capital Inc. to act as the dealer managers for the tender offer, U.S. Bank National Association to act as depository and Global Bondholder Services Corporation to act as information agent for the offer. Questions regarding the offer may be directed to J.P. Morgan Securities Inc. at 800.261.5767 (U.S. toll free), Banc of America Securities at 888.292.0070 (U.S. toll free) or 980.388.9217 (collect) and Barclays Capital Inc. at 800.438.3242 (U.S. toll free) or 212.528.7581 (collect). Requests for documents may be directed to Global Bondholder Services Corporation at 866.540.1500 (U.S. toll free) or at 212.430.3774 (collect), or in writing to 65 Broadway, Suite 404, New York, NY 10006, Attention: Corporate Actions.

Some of the information presented in this release is forward looking, including statements related to the offer for the Notes. Although Kilroy Realty Corporation believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that the offer will be completed and that the other expectations referenced will be achieved. Certain factors that could cause the expectations to differ are changes in general economic conditions and future demand for Kilroy Realty Corporation’s or Kilroy Realty, L.P.’s debt and equity securities. These factors are beyond Kilroy Realty’s ability to control or predict. Forward-looking statements are not guarantees of future performance.

Kilroy Realty Corporation, a member of the S&P Small Cap 600 Index, is a Southern California-based real estate investment trust active in the office and industrial property sectors. For over 60 years, the company has owned, developed, acquired and managed real estate assets primarily in the coastal regions of Los Angeles, Orange and San Diego counties. At March 31, 2010, the company owned 8.8 million rentable square feet of commercial office space and 3.7 million rentable square feet of industrial space.

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